EXHIBIT 10 (A)


                      QUOTA SHARE RETROCESSION AGREEMENT
                          Effective:  July 1, 2000

                         entered into by and between

                 AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS
                                Dallas, Texas

                                     and

                         DORINCO REINSURANCE COMPANY
                              Midland, Michigan




                       JOHN B. COLLINS ASSOCIATES, INC.

                           8300 Norman Center Drive

                         Minneapolis, Minnesota 55437

                                   CONTENTS


 ARTICLE                                                          PAGE

       1        BUSINESS REINSURED                                  1

       2        COVER                                               1

       3        COMMENCEMENT AND TERMINATION                        2

       4        TERRITORY                                           3

       5        WARRANTY                                            3

       6        EXCLUSIONS                                          4

       7        ACCOUNTS AND REMITTANCES                            5

       8        CEDING COMMISSION                                   6

       9        COMMISSION ADJUSTMENT                               6

      10        DEFINITIONS                                         8

      11        ORIGINAL CONDITIONS                                 9

      12        CURRENCY                                            9

      13        LOSS AND UNEARNED PRMEIUM RESERVE FUNDING           9

      14        TAXES                                               9

      15        LOSS AND LOSS EXPENSE                              10

      16        EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS
                  OF POLICY LIMITS                                 11

      17        ASSESSMENTS AND ASSIGNMENTS                        12

      18        DELAY, OMISSION OR ERROR                           12

      19        INSPECTION                                         12

      20        ARBITRATION                                        12

      21        SERVICE OF SUIT                                    13

      22        INSOLVENCY                                         13

      23        ENTIRE AGREEMENT                                   13

      24        INTERMEDIARY                                       13

                      QUOTA SHARE RETROCESSION AGREEMENT


 This Agreement is made and entered into by and between AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS, Dallas, Texas (hereinafter called the "Company") and DORINCO REINSURANCE COMPANY, Midland, Michigan (hereinafter called the "Reinsurer").


                                  ARTICLE 1

 BUSINESS REINSURED

 This Agreement is to share with the Reinsurer the interests and liabilities of the Company under all Policies classified by the Company as Private Passenger Automobile Business (including Motorist Bodily Injury and Property Damage, Physical Damage, Uninsured/ Underinsured Motorist Bodily Injury and Property Damage and Personal Injury Protection) written or renewed by or through American Hallmark General Agency, Inc., Dallas, Texas for and on behalf of State and County Mutual Insurance Company, Ft. Worth, Texas (hereinafter called the "Issuing Carrier") and assumed by the Company as reinsurance from the Issuing Carrier, during the term of this Agreement, subject to the terms and conditions herein contained.

 It is understood that the business reinsured under this Agreement is deemed to include coverages extended for non-resident drivers under the Motor Vehicle Financial Responsibility Law or the Motor Vehicle Compulsory Insurance Law, or any similar law of any state or province, following the provisions of the Issuing Carrier's Policies when they include or are deemed to include so called "out of state insurance" provisions.


                                  ARTICLE 2

 COVER

 At inception, the Company will cede, and the Reinsurer will accept as reinsurance, a 65% share of all business reinsured hereunder.

 At the end of each Underwriting Period (as defined in Article 10), the Company may request that the quota share percentage applicable to Policies attaching during that Period be adjusted back to the beginning of the Period to a minimum of 55% or a maximum of 70%. Any such request shall be made as soon as practicable after the end of the Underwriting Period and be based solely on the Company's desire to achieve a certain net written premium to policyholders surplus ratio, not its loss ratio. Any and all retroactive quota share percentage adjustments must be agreed by the Reinsurer, which agreement will not be unreasonably withheld. The Reinsurer agrees to communicate to the Company its acceptance or rejection of the Company's request within two working days after receipt. In the event of a retroactive adjustment, the additional or return premium, ceding commission and paid losses shall be reflected in the Company's next monthly report.

 In no event shall the net written premium ceded hereunder for any Underwriting Year exceed $24,000,000.

                                  ARTICLE 3

 COMMENCEMENT AND TERMINATION

 This Agreement shall become effective at 12:01 a.m., Central Standard Time, July 1, 2000, with respect to losses under policies written or renewed (i.e., attaching) on or after that time and date, and shall remain in full force and effect until terminated as provided in the following paragraph.

 Either the Company or the Reinsurer shall have the right to terminate this Agreement as of 12:01 a.m., Central Standard Time, any January 1 or July 1, by giving 90 days' prior notice in writing.

 In the event of termination of this Agreement, the Reinsurer will continue to cover all Policies coming within the scope of this Agreement, including those written or renewed during the period of notice, until the natural expiration or anniversary of such Policies, whichever occurs first, but in no event longer than 12 months from the date of termin-ation.

 However, in the event that any Policy is required by law or regulation to be continued in force, the Reinsurer will continue to remain liable with respect to each such Policy until the Issuing Carrier may legally cancel, non-renew or otherwise eliminate liability under such Policy or Policies. This provision will include but is not limited to Policies which must be issued or renewed because a producing agent, broker or managing general agent cannot be canceled or has not been timely canceled, until the expiration date of such Policies.

 Upon termination, the Company, at its option, may elect to terminate the Reinsurer's liability for all losses occurring subsequent to termination, in which case the Reinsurer will return to the Company the ceded unearned premium reserve as of the time and date of termination (less previously allowed ceding commission).



                                  ARTICLE 4

 TERRITORY

 This Agreement will cover wherever the Issuing Carrier's Policies cover.

                                  ARTICLE 5

 WARRANTY

 It is warranted for purposes of this Agreement that the maximum Policy limits for which American Hallmark General Agency, Inc. shall have the authorization to bind the Issuing Carrier for business ceded hereunder shall be as follows or so deemed:

 A.   Bodily Injury, per person/per accident       $20,020/$40,020

 B.   Property Damage, per accident                $15,020

 C.   Physical Damage                              Actual Cash Value (ACV)
                                                   not to exceed $40,020 per
                                                   vehicle

 D.   Personal Injury Protection, per
      person/per accident                          $2,520

      Uninsured/Underinsured Motorist Bodily
      Injury, per person/per accident              $20,020/$40,020

      Uninsured/Underinsured Motorist Property
      Damage, per accident                         $15,020

 In the event of a statutory increase in limits by the State of Texas, or travel by an insured to a state with greater statutory requirements, the maximum Policy limits shall be increased to statutory limits in effect.


                                  ARTICLE 6

 EXCLUSIONS

 This Agreement does not cover:

 All business not specifically described in the BUSINESS REINSURED ARTICLE of this Agreement.

 Garagekeepers legal liability.

 Vendors single interest.

 Vehicles principally used as ambulances, fire and police units.

 Commercial vehicles rated as such, and all automobile fleets.

 Mobile homes.

 Automobile dealers.

 War risks as excluded in the attached North American War Exclusion Clause (Reinsurance) No. 08-45.

 Business excluded by the attached Nuclear Incident Exclusion Clauses B Liability B Reinsurance B U.S.A., No. 08-31.1 and Canada, No. 08-32.1.

 Business excluded by the attached Nuclear Incident Exclusion Clauses B Physical Damage B Reinsurance B U.S.A., No. 08-33 and Canada,
 No. 08-34.2.

 Assumed reinsurance, except for reinsurance assumed by the Company from State and County Mutual Insurance Company.

 Vehicles used in racing or speed events.

 Taxis, limos, buses and livery.

 Pools, Associations and Syndicates, except losses from Assigned Risk Plans or similar styled plans/pools are not excluded.

 Loss or damage or costs or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke damage. Nevertheless, this exclusion does not preclude any payment of the cost of the removal of debris of property damaged by a loss otherwise covered hereunder, but subject always to a limit of 25% of the Company's Property Business loss under the original Policy.

 Should the Issuing Carrier be assigned a risk under an Assigned Risk Plan, or similar mandatory plan, which is otherwise excluded by the foregoing exclusions list, the Reinsurer will waive such exclusions (other than exclusions H., I. and J.) in respect of such assigned risks.

 Errors and omissions notwithstanding, if without the knowledge and contrary to the instructions of its supervisory personnel, the Issuing Carrier is bound on a risk specifically excluded hereunder, other than exclusions H., I., and J., or by an existing insured extending its operations, such reinsurance as would have been afforded but for the exclusion shall apply for a period of 30 days following receipt by said underwriting personnel of knowledge thereof.


                                  ARTICLE 7

 ACCOUNTS AND REMITTANCES

 Within 60 days following the end of each month, the Company will render a net account to the Reinsurer for the current Underwriting Year, segregated by Underwriting Period. Prior Underwriting Years having activity during the month will be accounted for separately in a similar manner. Such account will contain the following:

      Ceded net written premium (i.e., ceded gross written premium, including the Reinsurer's share of 100% of the Policy fees, less returns and cancellations), under Policies attaching to each Underwriting Period; less

      1.   The ceding commission as provided for in this Agreement; less

      2. Loss and loss expense paid under Policies attaching to each Underwriting Period; plus

      3. Subrogation, salvage, or other recoveries attributable to Policies attaching to each Underwriting Period.

      Within 60 days following the end of the month the debtor party will remit to the creditor party any balance due.

      This account will also bear a notation advising of the following information, separately for each Underwriting Period:

      Outstanding loss and loss expense reserve at the end of the month;

      The unearned premium reserve at the end of the month;

      Should loss attributable to an ISO catastrophe(s) be involved, the ISO number(s) and the paid loss and loss expense and the outstanding loss and loss expenses applicable.

 Within 60 days following the end of each calendar year, the Company shall furnish to the Reinsurer any other information reasonably available to the Company which the Reinsurer may require for its Annual Convention Statement.


                                  ARTICLE 8

 CEDING COMMISSION

 The Reinsurer will allow the Company a provisional ceding commission of 41.0% of the ceded net written premium. Return commission shall be allowed on return premiums at the same rate.


                                  ARTICLE 9

 COMMISSION ADJUSTMENT
 A. 1. The final ceding commission shall be determined by the loss experience under this Agreement for each Underwriting Year (as defined in Article 10). There shall be provisional adjustments and a final adjustment for each Underwriting Year, all in accordance with the other paragraphs of this Article.

           Within 60 days after 24 months from the beginning of each Underwriting Year, the Company will calculate an adjusted ceding commission for the Underwriting Year then expired based on premiums earned and losses incurred. The ceding commission paid to that date, whether provisional or prior adjustment, shall be adjusted between the parties as appropriate. At the end of each Underwriting Year, adjustments will continue to be made annually until all losses have been paid or closed, at which time the ceding commission will become final.

           Premium earned for the period shall mean all net written premium ceded to this Agreement for Policies attaching to the Underwriting Year, less the ceded unearned premium reserve as of the date of calculation.

      4. Losses incurred for the period shall mean the loss and loss expense paid by the Reinsurer (less salvages and recoveries received) under Policies attaching to the Underwriting Year, plus the ceded loss and loss expense reserves outstanding as of the date of calculation.

 B.   1.   Should the ratio of losses incurred to premium earned be 64.5%  or higher, then the adjusted ceding commission shall be 31.0%.

      2. Should the ratio of losses incurred to premium earned be less than 64.5%, then the adjusted commission shall be determined by adding one percentage point to the ceding commission for each percentage point reduction loss ratio subject to a ceding commission of 41.0% at a loss ratio of 54.5% or less.

      3. Should the ratio of losses incurred to premium earned be greater than 64.5% or less than 54.5%, the difference between the actual loss ratio and 64.5% or 54.5%, as the case may be, will be multiplied by the earned premium for the Underwriting Year and carried forward as a debit or credit to the ensuing Underwriting Year calculation. Following termination of this Agreement any debit or credit carryforward remaining after the final adjustment of the concluding Underwriting Year will be null and void.

 C. 1. Upon termination, any period of less than 12 months from inception shall be considered as an Underwriting Year for purposes of this Article; any period of less than 12 months from anniversary will be considered as part of the preceding Underwriting Year.

      2. Should this Agreement be terminated on a runoff basis wherein the Reinsurer is liable for losses occurring after the date of termination, then such runoff period shall be considered as part of the last Underwriting Year.

      Should the Reinsurer's participation in this Agreement increase or decrease within an Underwriting Year, the incremental participation percentage increase or decrease shall be treated as a separate new or terminated participation, respectively, for purposes of calculating amounts due hereunder.


                                  ARTICLE 10

 DEFINITIONS

 A. The term "Policy" as used in this Agreement shall mean any binder, policy, or contract of insurance or reinsurance issued, accepted or held covered provisionally or otherwise, by or through American Hallmark General Agency, Inc., Dallas, Texas for and on behalf of the Issuing Carrier.

 B. The term "Underwriting Year" as used in this Agreement shall be defined as follows:

      1. The first Underwriting Year shall be the period from July 1, 2000 through June 30, 2001;

      2. Each subsequent 12-month period commencing on July 1 shall be considered a separate Underwriting Year.

      Those Policies with an inception, renewal or anniversary date during the Underwriting Periods within a given Underwriting Year shall be considered "attached" to that Underwriting Year. All premium attributable to, and all loss arising out of such Policies until expiration, cancellation, or next anniversary, whichever occurs first, will be ascribed to that Underwriting Year.

      The term "Underwriting Period" as used in this Agreement shall be defined as follows:

      The first Underwriting Period shall be the period from July 1, 2000 through September 30, 2000;

      Each subsequent 3-month period shall be considered a separate
           Underwriting Period.

      Those Policies with an inception, renewal or anniversary date during a given Underwriting Period shall be considered "attached" to that Underwriting Period.

      All premium attributable to, and all loss arising out of such Policies until expiration, cancellation, or next anniversary, whichever occurs first, will be ascribed to that Underwriting Period.


                                    ARTICLE 11

 ORIGINAL CONDITIONS

 All insurances falling under this Agreement shall be subject to the same terms, rates, conditions and waivers, and to the same modifications, alterations and cancellations as the respective Policies of the Issuing Carrier (except that in the event of the insolvency of the Company the provisions of the INSOLVENCY ARTICLE of this Agreement shall apply) and the Reinsurer shall be credited with its exact proportion of the original gross premium (including Policy fees) received by the Company.


                                  ARTICLE 12

 CURRENCY

 The currency to be used for all purposes of this Agreement shall be United States of America currency.

                                  ARTICLE 13

 LOSS AND UNEARNED PREMIUM RESERVE FUNDING

 With respect to loss and unearned premium reserves, funding will be in accordance with the attached Loss Funding Clause No. 13-04.

                                  ARTICLE 14

 TAXES

 The Company will be liable for taxes (except Federal Excise Tax) on premiums reported to the Reinsurer hereunder. Federal Excise Tax applies only to those Reinsurers, excepting Underwriters at Lloyd's, London and other Reinsurers exempt from the Federal Excise Tax, who are domiciled outside the United States of America.

 The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax 1% of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

 In the event of any return of premium becoming due hereunder, the Reinsurer will deduct 1% from the amount of the return, and the Company or its agent should take steps to recover the Tax from the U.S. Government.


                                  ARTICLE 15

 LOSS AND LOSS EXPENSE

 Any loss settlement made by the Company, whether under strict Policy conditions or by way of compromise, shall be unconditionally binding upon the Reinsurer in proportion to its participation, and the Reinsurer shall benefit proportionally in all salvages and recoveries.

 The Reinsurer shall bear its proportionate share of all expenses incurred by the Company in the investigation, adjustment, appraisal or defense of all claims under Policies reinsured hereunder (excluding, however, office expenses and salaries of officials of the Company) and shall receive its proportionate share of any recoveries of such expenses.

 The Company will advise the Reinsurer by separate report, regardless of any question on liability or coverage, of any claim involving the following:

 Fatalities.

 Bodily injuries involving:

      Brain stem, quadriplegia, paraplegia or severe paralysis, Serious burns,
      Amputations of major limbs,
      Serious impairment of vision.

 Potential coverage disputes or bad faith situations which may give rise to a payment for Excess of Policy Limits or Extra Contractual Obligations.

 Any claims that do not fall within these categories, but have a potential of significant liability to the Reinsurer.

                                  ARTICLE 16

 EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS OF POLICY LIMITS

 This Agreement shall protect the Company, where the loss includes any Extra Contractual Obligations for 100% of such Extra Contractual Obligations. "Extra Contractual Obligations" are defined as those liabilities not covered under any other provision of this Agreement and which arise from handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Issuing Carrier or Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

 The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original loss.

 In the event a loss includes an amount in excess of the Issuing Carrier's Policy limit, 100% of such amount in excess of the Issuing Carrier's Policy limit shall be added to the amount of the Issuing Carrier's Policy limit, and the sum thereof shall be covered.

 For the purpose of this Article, the word "loss" shall mean any amounts which the Issuing Carrier would have been contractually liable to pay had it not been for the limit of the original Policy.

 Notwithstanding the above, as respects any loss which includes either Extra Contractual Obligations or Excess of Policy Limits or both, the Reinsurer's limit of liability for Extra Contractual Obligations and/or Excess of Policy Limits shall be limited to $2,000,000 each loss in addition to the indemnity loss.

 However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Issuing Carrier or Company acting individually or collectively or in collusion with any individual or corporation of any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

                                  ARTICLE 17

 ASSESSMENTS AND ASSIGNMENTS

 The Reinsurer hereby assumes liability for any and all assessments and assignments imposed as a result of Policies reinsured hereunder (whether before or after the termination of this Agreement) levied or made by a guaranty fund, insolvency fund, plan, pool, association or other arrangement created by statute or regulation including, but not limited to, fees associated with the Auto Theft Prevention Pool. The Company shall account to the Reinsurer for any recovery of such assessments, or any credit allowed to and realized by the Company from the Issuing Carrier, and return to the Reinsurer its share of any recovery or credit.

                                  ARTICLE 18

 DELAY, OMISSION OR ERROR

 Any inadvertent delay, omission or error shall be not held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, providing such delay, omission or error is rectified upon discovery.


                                  ARTICLE 19

 INSPECTION

 The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect, through its authorized representatives, all books, records and papers of the Company in connection with any reinsurance hereunder or claims in connection herewith.


                                  ARTICLE 20

 ARBITRATION

 Any irreconcilable dispute between the parties to this Agreement will be arbitrated in Dallas, Texas in accordance with the attached Arbitration Clause No. 22-01.1.


                                  ARTICLE 21

 SERVICE OF SUIT

 The attached Service of Suit Clause No. 20-01.5 B U.S.A. will apply to this Agreement.


                                  ARTICLE 22

 INSOLVENCY

 In the event of the insolvency of the Company, the attached Insolvency Clause No. 21-01 B 1/1/86 will apply.


                                  ARTICLE 23

 ENTIRE AGREEMENT

 This Agreement sets forth all of the duties and obligations between the Company and the Reinsurer and supersedes any and all prior or contemporaneous or written agreements with respect to matters referred to in this Agreement. The Agreement may not be modified, amended or changed except by an agreement in writing signed by both parties.

                                  ARTICLE 24

 INTERMEDIARY

 John B. Collins Associates, Inc. is hereby recognized as the intermediary negotiating this Agreement. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss expenses, salvage and loss settlements) relating hereto shall be transmitted to the Company and the Reinsurer through John B. Collins Associates, Inc., 8300 Norman Center Drive, Minneapolis, Minnesota 55437.

 Payments by the Company to John B. Collins Associates, Inc. shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to John
 B. Collins Associates, Inc. shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

 IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives at:

 Dallas, Texas, this ___________ day of ______________________________, 2000.


                _______________________________________________________
                AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS

 Midland, Michigan, this __________ day of ___________________________, 2000.


                _______________________________________________________
                DORINCO REINSURANCE COMPANY